Exhibit 99.1
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[LOGO] Electro Energy Inc.




CONTACTS:

Martin G. Klein                                 Stanley Wunderlich
Chairman, CEO                                   Consulting for Strategic Growth
Tel: (203) 797-2699                             Tel: (800) 625-2236
Fax: (203) 797-2697                             Fax: (212) 697-0910
E-mail: mklein@electroenergyinc.com             E-mail: cfsg1@aol.com
        www.electroenergyinc.com




FOR IMMEDIATE RELEASE


                    ELECTRO ENERGY INC. ANNOUNCES MERGER WITH

                              MCG DIVERSIFIED INC.
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Merger Coincides with Private Placement of Approximately $3.0 Million


     DANBURY, Conn., June 9, 2004 - Electro Energy Inc. today announced the closing of a private placement totaling approximately $3.0 million and the simultaneous stock-for-stock merger with MCG Diversified Inc. (MCGV.OB). The combined company will operate under the name Electro Energy Inc. and will assume and execute Electro Energy's business plan as its sole business. Electro Energy will retain its senior management team and three of its current directors. Shares will be listed on the Over-the-Counter (OTC) Bulletin Board initially under the trading symbol EEEI.OB. The company plans to apply for listing its shares on the American Stock Exchange as soon as practicable. Following the closing of the private placement and merger, Electro Energy has 13,397,961 outstanding shares of common stock, inclusive of shares of its series A preferred stock that are convertible into 1,200,400 shares of common stock.

     Electro Energy Inc., with its patented technology, develops and manufactures high-power, rechargeable bipolar nickel-metal hydride (BP Ni-MH)
and nickel-cadmium (NiCd) batteries and is developing lithium batteries for use in a wide range of applications. Electro Energy's customer base includes government agencies and defense contractors, as well as aerospace and automotive companies.
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     Today's private placement and merger transaction will enable Electro Energy to pursue the commercialization of its technology by investing in manufacturing capabilities and expanding sales and marketing activities.

     Martin G. Klein, founder, Chairman and Chief Executive Officer, stated, "The completion of this transaction provides Electro Energy with a public company platform that enables future business transactions, provides additional funding for the commercialization of our unique battery technology and is a significant step in the company's steady progress toward revolutionizing certain segments of the global battery market." Prior to founding Electro Energy, Mr. Klein was one of the founding principals of Energy Research Corp., now known as Fuel Cell Energy (NasdaqNM: FCEL).

ELECTRO ENERGY'S TECHNOLOGY
     Electro Energy's bipolar nickel-metal hydride battery design, for which seven U.S. patents and four foreign patents have been issued and for which three additional patent applications are in process, represents a significant departure from conventional battery configurations. Electro Energy's technology employs nickel-metal hydride chemistry, but utilizes a cell design and electrode fabrication technology that is significantly simpler and less costly than conventional cylindrical and prismatic battery technologies. Electro Energy's battery construction, which in the finished product significantly increases performance, consists of flat wafer cells that are stacked one on top of another to make a multi-cell battery.

     Each cell consists of one positive electrode, separator layers and one negative electrode contained in face sheets that also serve as the cell contacts. Multi-cell batteries are constructed by stacking identical cells so that the positive contact of one cell contacts the negative contact of the adjacent cell. The design of Electro Energy's products offers a number of significant advantages, including providing an ability to discharge efficiently at exceptionally high rates, compact packaging, and lower manufacturing costs, which are important in critical applications such as military communications, military aircraft and space and medical applications, as well as power-consuming applications such as hybrid electric cars, electric bicycles and scooters, cordless power tools, load regulation and stationary energy storage.

     Electro Energy has developed active relationships with U.S. government agencies such as the U.S. Army, the Naval Air Systems Command, the U.S. Air Force, the Ballistic Missile Defense Organization, the National Aeronautics and Space Administration, the National Institutes of Health, the U.S. Department of Energy, and the Partnership for a New Generation Vehicle. These agencies are not only potential purchasers of Electro Energy's batteries but are also sources of significant amounts of research and development funding.

     ABOUT ELECTRO ENERGY:
     Electro Energy, headquartered in Danbury, Connecticut, was founded in March 1992 to focus on the development and ultimate commercialization of a concept for a bipolar nickel-metal hydride (BP Ni-MH) rechargeable battery. Since its founding, Electro Energy has developed and owns both the patented design of BP Ni-MH batteries and the patented production process for their manufacture. Electro Energy has produced and delivered prototype BP Ni-MH batteries for
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the U.S. Army (field radios and silent watch applications), NASA (satellites),
Partnership for a New Generation Vehicle (hybrid vehicles), NAVAIR and U.S. Air Force (F-18 and F-16 Aircraft), National Institute of Health (NIH) (heart assist pumps), and the Department of Energy (DOE) (distributed energy and power quality), that have demonstrated performance advantages over existing technologies.

     Electro Energy's Colorado Springs facility, Electro Energy Mobile Products Inc., acquired in 2003 from privately held Eagle Picher Technologies, supplies Super NiCd's for U.S. Government satellite systems, legacy military aircraft such as the B-52, B-1 and Cobra Helicopters, and manufactures BP Ni-MH and industrial Ni-Cd products.
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     Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the companies, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Technical complications that may arise could prevent the prompt implementation of any strategically significant plan(s) outlined above. The companies caution that these forward-looking statements are further qualified by other factors including, but not limited to, those set forth in Electro Energy's Form 8-K and MCG Diversified, Inc.'s Form 10-QSB for the period ended March 31, 2004, filed with the U.S. Securities and Exchange Commission (available at www.sec.gov). Electro Energy undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

     Pursuant to a June 1, 2004 agreement, Consulting For Strategic Growth I, Ltd. ("CFSG") provides Electro Energy with consulting, business advisory, investor relations, public relations and corporate development services, for which CFSG receives a fixed monthly fee for the duration of the agreement. Independent of CFSG's receipt of cash compensation from Electro Energy, CFSG may choose to purchase the common stock of Electro Energy and thereafter sell those shares at any time it deems appropriate to do so.